Exhibit 4.51

English Translation

State-owned Land Use Right Transfer Agreement

Both parties to this Contract:

Transferor (“Party A”): China Electric Equipment Group Corporation

Transferee (“Party B”): CEEG (Nanjing) PV-tech Co., Ltd.

In accordance with the “Law of the People’s Republic of China on Administration of the Urban Real Estate”, “Interim Regulations of the People’s Republic of China concerning the Grant and Transfer of the Use Right of the State-Owned Land in the Urban Areas” and other laws and regulations, both parties, abiding by the principle of free will, mutual benefit, fairness and honesty and through negotiations, hereby enter into this Contract with respect to the transfer of state-owned land use right for mutual compliant.

Article 1 The land plot transferred by Party A to Party B is located south to West Focheng Road and east to Yinlong Road in Jiangning Economic and Technological Development Zone. Its cadastre number is 21-100-146-003; its area is 26433.47m2; purpose of use is industry; number of land use certificate is N.J.G.Y. (2005) No.10121. The area of the land whose use right to be transferred is 26433.47m2 . The transfer of land use right under this Contract has been approved by the competent authority according to regulations. The scope of transfer has been confirmed by both parties (refer to attached illustration).

Article 2 The title of the buildings and other attachments on the land plot transferred by Party A to Party B will also be transferred to Party B.

Article 3 The term of the land use right of the land plot transferred to Party B under this Contract is equal to the term specified in original grant contract (N.G.T.R.H (2003) No.429) minus the term already used.

Article 4 The transfer price of land use right is RMB 320.01/m2. Total price (in words) is RMB eight million four hundred and fifty-eight thousand nine hundred and seventy-five.

Article 5 When Party A transfers the land use right under this Contract, the rights and obligations as set forth in the original grant contract, all annexes thereto and registration documents will also be transferred.

Article 6 Party B agrees to pay land use premium pursuant to relevant regulations within the transfer term of this land plot.

Article 7 Party A and Party B shall pay relevant taxes and fees pursuant to relevant regulations.

Article 8 After the transfer of the land use right of the land plot under this Contract,

Party B shall fully comply with the land use conditions as specified in the grant contract and shall not modify the original land use purpose and planning requirements. Any modification shall be subject to the approvals of the state-owned land administration and planning authorities of the municipality.

Article 9 Party A and Party B shall, within thirty days after signing this Contract, go through the change registration of land use right with Nanjing Municipal Administration of State-owned Land and Resources.

Article 10 Defaulting liability

(1) If Party A fails to fulfill this Contract, Party A shall refund deposit to Party B on a double basis;

(2) If Party B fails to fulfill this Contract, Party B’s deposit will be forfeited;

(3) If either party violates this Contract, it shall pay to the other party a penalty at     % of the total transfer price.

Article 11 Both parties shall carefully perform the terms of this Contract. Any dispute as may arise shall be resolved by both parties through consultation. In case no resolution can be reached, either party may refer such dispute to an arbitration agency for arbitration or bring a lawsuit to the people’s court of competent jurisdiction.

Article 12 After this Contract is signed and sealed by both parties, it shall be filed with Nanjing Jiangning District Land Market Management Office.

Article 13 This Contract is executed in six counterparts, two for each party hereto, one for Nanjing Jiangning District Administration of State-owned Land and Resources and one for Nanjing Jiangning District Land Market Management Office.

Article 14 Execution date of this Contract is July 23, 2007.

Article 15 Execution place of this Contract is Jiangning, Nanjing.

Article 16 Miscellaneous:

Party A (seal): China Electric Equipment Group Co., Ltd. (Seal)	Party B (seal): CEEG (Nanjing) PV-tech Co., Ltd.

Legal representative (seal): Lu Tingxiu (Seal)	Legal representative (seal): Lu Tingxiu (Seal)

Bank account No.:	Bank account No.:

Legal address: 88 Shengtai Road, Jiangning Economic and Technological Development Zone	Legal address: 88 Shengtai Road, Jiangning Economic and Technological Development Zone

Authorized representative (seal): /s/ Zhu Ruizhang	Authorized representative (seal):/s/ Zhu Ruizhang

2